UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 14, 2009
KORN/FERRY INTERNATIONAL
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-14505 (Commission File Number)	95-2623879 (IRS Employer Identification No.)

1900 Avenue of the Stars, Suite 2600 Los Angeles, California	90067
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 552-1834
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-99.1

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) Appointment of Principal Financial Officer
On May 14, 2009, the Board of Directors of Korn/Ferry International (the “Company”) appointed Michael A. DiGregorio the Company’s Executive Vice President and Chief Financial Officer, effective June 1, 2009.
Mr. DiGregorio, age 54, joins the Company from St. John Knits International, Inc., a luxury women’s apparel company, where for the past three years he has served as Executive Vice President and Chief Financial Officer. Prior to joining St. John Knits International, Inc. Mr. DiGregorio served as Executive Vice President and Chief Financial Officer of Jafra Cosmetics International, Inc., where during his nine years at the company, he was also the President and Chief Operating Officer of U.S. Operations, as well as General Manager and Chief Operating Officer the company’s operations in Mexico.
Pursuant to the terms of the employment agreement between the Company and Mr. DiGregorio, Mr. DiGregorio will receive an annual base salary of $475,000 and is eligible for an annual target cash incentive award equal to 75% of his annual base salary with the ability to earn additional amounts up to a maximum cash award equal to 150% of his annual base salary. For fiscal year 2010, Mr. DiGregorio will receive a guaranteed cash incentive award of no less than $225,000, payable in 24 equal semi-monthly installments, subject to Mr. DiGregorio’s continued employment. Upon the later of the commencement of his employment or the approval by the Board and/or the Compensation and Personnel Committee of the Board, Mr. DiGregorio will receive an initial one-time stock option award with a target grant value of 75% of his annual base salary which will vest in four (4) annual installments from the effective date of grant, in each case subject to Mr. DiGregorio’s continued employment. Commencing with the completion of fiscal year 2010, Mr. DiGregorio is eligible to receive annually at the close of each fiscal year (i) an award of performance shares, with a target grant value of 37.5% of his annual base salary, which will be earned at the end of, and based on the Company’s performance during, a performance period of 3 years; and (ii) a grant of restricted stock and/or stock options, with a target grant value of 37.5% of his annual base salary, which will vest in four (4) annual installments from the effective date of grant, in each case subject to Mr. DiGregorio’s continued employment.
In the event that Mr. DiGregorio’s employment is terminated by the Company without cause or by Mr. DiGregorio for good reason prior to a change in control or more than 12 months after a change in control occurs, the Company will pay Mr. DiGregorio the following severance payments: (i) his accrued compensation, (ii) a pro-rata portion of his annual cash incentive award, (iii) a cash payment equal to one time his then current annual base salary to be paid over 12 months, (iv) reimbursement of COBRA coverage premiums for Mr. DiGregorio and his covered dependents for up to 18 months, (v) all outstanding stock options and other equity type incentives held by Mr. DiGregorio and all benefits under the Company’s Executive Capital Accumulation Plan (the “ECAP”) at the time of termination, except for performance shares, that would have vested in the 12 months following the date of termination will become fully vested as of the date of termination, and (vi) a pro-rata number of performance shares based on target performance and the number of days Mr. DiGregorio was employed during the performance period plus an additional year (provided this number of days does not exceed the number of days in the performance period).
In the event that Mr. DiGregorio’s employment is terminated by the Company without cause or by Mr. DiGregorio for good reason within 12 months following a change in control, the Company will pay Mr. DiGregorio the following severance payments: (i) his accrued compensation, (ii) a pro-rata portion of his annual cash incentive award, (iii) a cash payment equal to one and one-half times his then current annual base salary to be paid over 12 months, (iv) reimbursement of COBRA coverage premiums for Mr. DiGregorio and his covered dependents for up to 18 months, plus an additional 6 months of health plan premium reimbursement, (v) all outstanding stock options and other equity type incentives held by Mr. DiGregorio and all benefits under the ECAP at the time of termination, except for performance shares, will become fully vested as of the date of termination, (vi) a pro-rata number of performance shares based on actual performance and the number of days in the performance period prior to the change in control, and (vii) a pro-rata number of performance shares based on target performance and the number of days remaining in the performance period after the change in control.
There is no information that is required to be disclosed with respect to Mr. DiGregorio pursuant to Item 404(a) of Regulation S-K.
A copy of the Press Release announcing the appointment of Mr. DiGregorio is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits

Exhibit 99.1	Press Release, dated May 18, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KORN/FERRY INTERNATIONAL (Registrant)
Date: May 19, 2009	/s/ Gary D. Burnison
(Signature)
	Name:	Gary D. Burnison
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated May 18, 2009.